Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 30, 2004, except for Note 2, as to which the date is March 15, 2005, relating to the consolidated financial statements of Visual Networks, Inc. as of December 31, 2003 and for the two years ended December 31, 2003, which appears in Visual Networks, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2004. We also consent to the incorporation by reference of our report dated March 30, 2004, except for Note 2, as to which the date is March 15, 2005, relating to the financial statement schedule, which appears in such Annual Report on Form 10-K. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
McLean, Virginia
September 6, 2005